SYNERGY FINANCIAL GROUP, INC. / SYNERGY BANK

                   DIRECTORS CHANGE IN CONTROL SEVERANCE PLAN


         WHEREAS, Synergy Financial Group, Inc. (the "Company") and its wholly-owned subsidiary, Synergy Bank (the "Savings Bank"), referred to collectively as the "Bank," wish to provide assurances to its non-employee members of the Board of Directors ("Board") that their continued service and contribution is valued and to offer a degree of economic security to such individuals so long as such service is deemed beneficial to the Board as indicated by their continued election and re-election to such Board from time to time; and

         WHEREAS, the Bank believes it would be beneficial to the customers of the Bank and the community served by the Bank to retain members of the Board after a change of control; and

         WHEREAS, it is deemed advisable and in the best interests of the Bank to encourage the retention of members of the Board following a change in control and to offer to its non-employee members of the Board a degree of financial security in the event that their service is terminated as a result of a Change in Control of the Bank.

         NOW, THEREFORE, BE IT RESOLVED, that the Plan shall be implemented as of the Effective Date as follows:

                                    ARTICLE I
                                   DEFINITIONS

         The following words and phrases as used herein shall, for the purpose of the Plan and any subsequent amendment thereof, have the following meanings unless a different meaning is plainly required by the content:

         1.1 "Board" means the Board of Directors of the Company and the Savings Bank, as constituted from time to time, and successors thereto.

         1.2 "Change in Control" shall mean: (i) the sale of all, or a material portion, of the assets of the Savings Bank or its Parent; (ii) the merger or recapitalization of the Savings Bank or Parent whereby the Savings Bank or the Parent is not the surviving entity; (iii) a change in control of the Savings Bank or the Parent, as otherwise defined or determined by the Office of Thrift Supervision ("OTS") or regulations promulgated by it; or (iv) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) of twenty-five percent (25%) or more of the outstanding voting securities of the Savings Bank or Parent by any person, trust, entity or group. The term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole

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proprietorship,  unincorporated  organization  or any other  form of entity  not specifically listed herein. The decision of the Committee as to whether a change in control has occurred shall be conclusive and binding.

         1.3 "Committee" means the Board or the administrative committee as appointed by the Board pursuant to Section 6.11 herein.

         1.4 "Company" means Synergy Financial Group, Inc. or any successors thereto.

         1.5 "Director" means a member of the Board of Directors of the Savings Bank as of the Effective Date.

         1.6 "Effective Date" means June 1, 2003.

         1.7 "Parent" shall mean Synergy Financial Group, Inc. or any successor corporation thereto.

         1.8 "Participant" means a Director (other than a Director that is otherwise a full-time employee of the Savings Bank as of the Effective Date) serving as a member of the Board on or after the Effective Date. A Director's participation in the Plan shall continue as long as he or she continues to serve as a Director subject to the right of termination, amendment, and modification of the Plan set forth herein.

         1.9 "Plan" means the Synergy Financial Group, Inc. / Synergy Bank Directors Change in Control Severance Plan as set forth herein, and as may be amended from time to time by the Board.

         1.10     "Savings Bank" means Synergy Bank, or any successor thereto.

         1.11 "Service" means all years of service as a Director of the Bank and all predecessor (or successor) entities of the Bank. Years of service as a Director need not be continuous.

         1.12 "Severance Benefit Amount" means the benefit payable under the Plan in accordance Section 2.2 herein.

         1.13 "Termination Event" means the termination of service as a Director following the date of a Change in Control of the Savings Bank or Parent or within twenty-four (24) months thereafter.

                                   ARTICLE II
                                    BENEFITS

         2.1 Severance Benefits. Upon the occurrence of a Termination Event, the Company

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or the Savings Bank shall pay monthly to the Participant  the Severance  Benefit
Amount, as described and in the amount set forth at Article II, Section 2.2. Payment of such Severance Benefit Amount shall begin on the first business day of the month following such Termination Event. The payments will continue to be paid monthly until all scheduled payments are made to the Participant. Except as provided at Article II, Section 2.2 upon a Participant's termination from service as a Director of the Bank prior to a Termination Event, the Bank shall have no financial obligations to the Participant under the Plan.

         2.2 Severance Benefit Amount. The Severance Benefit Amount shall be calculated and payable as follows:

                  a. A Severance Benefit Amount shall be paid for a period of months based upon service of the Participant to the Company or the Savings Bank prior to the Termination Event as follows:

            Years of Service                  Maximum Number of Monthly Payments
            ----------------                  ----------------------------------

            Less than 2                                           0
            More than 2 but less than 5                          48
            5 or more                                            60

                  b. The Severance Benefit Amount shall be calculated as $2,000 per month. The Severance Benefit Amount will be reviewed by the Board annually and may be changed by the Board in its sole discretion.

                  c. Benefits payable in accordance with the Plan are exclusive of any other benefits that may be payable to a participant under any other plan of the Bank.

         2.3 Death of Participant. Upon the death of a Participant who is receiving benefit payments under the Plan prior to his death, the remaining monthly payments will continue to be paid to his spouse or estate.

         2.4 Alternative Forms Of Benefit Payment. The Committee may at any time distribute the Severance Benefit Amount with respect to all future benefits payable pursuant to Article II of the Plan, in a lump sum payment equal to the present value of all future benefits payable to such Participant. The interest rate in effect for a six month U.S. Treasury Bill on the date of the lump sum payment shall be used for purposes of calculating the present value of amounts payable in accordance with Section 2.4.

         2.5 No 280G Payments. Notwithstanding the forgoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to the Participant by the Savings Bank or the Parent shall be deemed an "excess parachute payment" in accordance with Section 280G of the

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Internal  Revenue  Code of 1986,  as  amended  (the  "Code")  , and  regulations promulgated thereunder and subject the Participant to the excise tax provided at
Section 4999(a) of the Code.

                                   ARTICLE III
                         TRUST/NON-FUNDED STATUS OF PLAN

         3.1 Trust/Non-Funded Status of Plan. Except as may be specifically provided, nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Bank and the Participant or any other person. Any funds which may be invested under the provisions of this Plan shall continue for all purposes to be a part of the general funds of the Bank. No person other than the Bank shall by virtue of the provisions of this Plan have any interest in such funds. The Bank shall not be under any obligation to use such funds solely to provide benefits hereunder, and no representations have been made to any Participant that such funds can or will be used only to provide benefits hereunder. To the extent that any person acquires a right to receive payments from the Bank under the Plan, such rights shall be no greater than the right of any unsecured general creditor of the Bank.

                                   ARTICLE IV
                                     VESTING

         4.1 Vesting. All benefits under this Plan are deemed non-vested and forfeitable prior to a Termination Event. All benefits payable hereunder shall be deemed 100% vested and non- forfeitable by the Participant upon his meeting the requirements set forth at Article II upon a Termination Event. No benefits shall be deemed payable hereunder for any period prior to the time that such benefits shall be deemed 100% vested and non-forfeitable.

                                    ARTICLE V
                                   TERMINATION

         5.1 Termination. All the rights of a Participant shall terminate immediately upon the Participant ceasing to be in the active service of the Bank prior to a Termination Event. A leave of absence approved by the Board shall not constitute a cessation of service within the meaning of this Section 5.1.

                                   ARTICLE VI
                               GENERAL PROVISIONS

         6.1 Other Benefits. Nothing in this Plan shall diminish or impair a Participant's eligibility, participation or benefit entitlement under any other benefit, insurance or compensation plan or agreement of the Bank now or hereinafter in effect.

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         6.2 No Effect on Employment  or Service.  This Plan shall not be deemed to give any Participant or other person in the employ or service of the Savings Bank any right to be retained in the employment or service of the Savings Bank, or to interfere with the right of the Savings Bank to terminate any Participant or such other person at any time and to treat him without regard to the effect which such treatment might have upon him as a Participant in this Plan.

         6.3 Legally Binding. The rights, privileges, benefits and obligations under this Plan are intended to be legal obligations of the Bank and binding upon the Bank, its successors and assigns.

         6.4 Modification. The Bank, by action of the Board of Directors, reserves the exclusive right to amend, modify, or terminate this Plan. Any such termination, modification or amendment shall not terminate or diminish any rights or benefits accrued by any Participant prior thereto without regard to whether such rights or benefits shall be deemed vested as of such date. The Bank shall give thirty (30) days notice in writing to any Participant prior to the effective date of any amendment, modification or termination of this Plan.

         6.5 Arbitration. Any controversy or claim arising out of or relating to the Plan or the breach thereof shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, with such arbitration hearing to be held at the offices of the American Arbitration Association ("AAA") nearest to the home office of the Bank, unless otherwise mutually agreed to by the Participant and the Bank, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

         6.6 Limitation. No rights of any Participant are assignable by any Participant, in whole or in part, either by voluntary or involuntary act or by operation of law. The rights of a Participant hereunder are not subject to anticipation, alienation, sale, transfer, assignment, pledge, hypothecation, encumbrance or garnishment by creditors of the Participant. Further, a Participant's rights under the Plan are not subject to the debts, contracts, liabilities, engagements, or torts of any Participant. No Participant shall have any right under this Plan or right against any assets held or acquired pursuant thereto other than the rights of a general, unsecured creditor of the Bank pursuant to the unsecured promise of the Bank to pay the benefits accrued hereunder in accordance with the terms of this Plan. The Bank has no obligation under this Plan to fund or otherwise secure its obligations to render payments hereunder to a Participant. No Participant shall have any discretion in the use, disposition, or investment of any asset acquired or set aside by the Bank to provide benefits under this Plan.

         6.7 ERISA and Code Disclaimer. It is intended that the Plan be neither an "employee welfare benefit plan" nor an "employee pension benefit plan" for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Further, it is intended that the Plan will not cause the interest of a Participant under the Plan to be includable in the gross income of such Participant prior to the actual receipt of a payment under the Plan for purposes of the Code.

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         6.8      Regulatory Matters.

         (a) The Participant shall have no right to receive compensation or other benefits in accordance with the Plan for any period after termination of service for Just Cause. Termination for "Just Cause" shall include termination because of the Participant's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Plan.

         (b) Notwithstanding anything herein to the contrary, any payments made to a Participant pursuant to the Plan shall be subject to and conditioned upon compliance with 12 USC ss.1828(k) and any regulations promulgated thereunder.

         6.9 Incompetency. If the Bank shall find that any person to whom any payment is payable under the Plan is deemed unable to care for his personal affairs because of illness or accident, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Bank to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Board may determine in its sole discretion. Any such payments shall constitute a complete discharge of the liabilities of the Bank under the Plan.

         6.10 Construction. The Committee shall have full power and authority to interpret, construe and administer this Plan and the Committee's interpretations and construction thereof, and actions thereunder, shall be binding and conclusive on all persons for all purposes. Directors of the Bank shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his own willful, gross misconduct or lack of good faith.

         6.11 Plan Administration. The Board shall administer the Plan; provided, however, that the Board may appoint an administrative committee (i.e., the Committee) to provide administrative services or perform duties required by this Plan. The Committee shall have only the authority granted to it by the Board.

         6.12 Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of New Jersey ("State"), except to the extent that federal law shall be deemed to apply.

         6.13 Successors and Assigns. The Plan shall be binding upon any successor or successors of the Bank, and unless clearly inapplicable, reference herein to the Bank shall be deemed to include any successor or successors of the Bank.

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         6.14 Sole Agreement.  The Plan expresses,  embodies, and supersedes all previous agreements, understandings, and commitments, whether written or oral, between the Bank and any Participants hereto with respect to the subject matter hereof.

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